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Exhibit (a)(3)

NOTICE OF WITHDRAWAL

        If you previously elected to accept Art Technology Group, Inc.'s offer to you to ask it to exchange your options, but you would like to change your decision and withdraw, you must sign this Notice of Withdrawal and return it to Jennifer Baptiste by fax at (617) 386-5549 or by mail or hand delivery to 25 First Street, Cambridge, Massachusetts 02141 so that it is received on or before 5 p.m., Eastern daylight savings time, on August 29, 2002, unless the offer is extended. If you have questions, please send an email to exchangeprogram@atg.com.

To Art Technology Group, Inc.

        I previously received a copy of the Offer to Exchange outstanding stock options dated August 1, 2002 and the Election Form. I signed and returned the Election Form, in which I chose to accept Art Technology Group, Inc.'s offer to ask it to exchange my options. I now wish to withdraw all of the options I surrendered for exchange. I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer and I will not be surrendering any options for exchange. I have read and understood all of the terms and conditions of the offer to exchange options, including the consequences of a withdrawal.

        I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal to you on or before 5 p.m. Eastern daylight savings time, on August 29 2002, or if Art Technology Group, Inc. extends the deadline to exchange options, before the extended expiration of the offer.

        By rejecting the offer to ask Art Technology Group, Inc. to exchange options, I understand that I will not receive any new options and I will keep my old options (with the same exercise price as before). These options will continue to be governed by the stock option plan under which they were granted and existing option grant documents between Art Technology Group, Inc. and me.

        I have completed and signed the following exactly as my name appears on my original Election Form.

        I do not accept the offer to exchange any of my options.

☒
Signature
Date: , 2002
Name:
(Please Print)
Tax ID/Social Security No.:

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NOTICE OF WITHDRAWAL